Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
News for Immediate Release
DATE:	September 7, 2006
CONTACT:	Blythe Campbell, VP, Corporate Communications
PHONE:	(907) 261-3372

David Wight joins Northrim BanCorp, Inc. Board of Directors

Anchorage, Alaska—September 7, 2006—Effective September 7, 2006, David Wight will join Northrim BanCorp, Inc.’s (Nasdaq: NRIM) Board of Directors.

Wight recently retired as the President and CEO of Alyeska Pipeline Service Company, a position he held since 2000. He had a 40-year career in the oil industry with the Amoco Corporation, which became a part of BP in 1998.

Wight serves on numerous community organization boards in Alaska, including the University of Alaska Board of Advisors, Commonwealth North, Nature Conservancy of Alaska, the CIRI Foundation, and the Anchorage Parks Foundation. Wight was the Treasurer of the Alaska Oil & Gas Association, and served on the board of the American Petroleum Institute. He was recently appointed to the board of Storm Cat Energy, a Denver-based Company.

“We’re pleased that David has agreed to serve on Northrim’s Board of Directors,” said Marc Langland, Chairman, President and CEO. “As Alaska’s economy expands with development of our vast petroleum resources, his industry experience will be of great value to the Board of Directors and the Company,”

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides a full range of personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an accounts receivable financing division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com